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EXHIBIT 99.1


ASSURANCEAMERICA CORPORATION ANNOUNCES RECORD MILESTONES

BEST MAY EVER, AND PRE-TAX EARNINGS CROSS MILLION DOLLAR LEVEL

ATLANTA, GEORGIA --- July 7, 2005

Atlanta based ASSURANCEAMERICA CORPORATION (OTCBB: ASAM.OB), today announced its unaudited results for May, 2005. Pre-tax profit grew from a loss of $26,000 in May 2004 to a gain of $66,000 in May 2005, a 253% improvement. Year-to-date pre-tax profit was $1,015,000, compared to $197,000 for the same 5 months of 2004. This was the first time the company's pre-tax profit has ever crossed the $1,000,000 mark even in a full 12-month year. Gross premium controlled by the company in both its wholesale group, made up of its Managing General Agency and its Insurance Carrier, and its retail group, made up of 32 insurance agency locations, was $8,708,000, a 51% increase over May 2004 which was $5,783.000.

Company revenues grew to $2.8 million in May 2005 up 47% from $1.9 million in May 2004. For the five months ended May 31, 2005, revenues were $13.2 million compared to $10 million for the same period last year.

In announcing May and year-to-date results, Lawrence (Bud) Stumbaugh, President and CEO of AssuranceAmerica Corporation said, "In addition to our positive showing on the top line and bottom line, many of our key ratios improved over the prior year including our revenue per associate, our cost per transaction, and our loss ratios. We are encouraged that all these operational pieces are fitting together so well. With a view toward further enhancing our results, we will continue our focus on these key indicators."

AssuranceAmerica focuses on the specialty automobile insurance marketplace, primarily in Florida, Georgia, Alabama and South Carolina. Its principal operating subsidiaries are TrustWay Insurance Agencies, which sells personal automobile insurance policies through its 32 retail agencies, AssuranceAmerica Managing General Agency, and AssuranceAmerica Insurance Company. This press release includes statements that may constitute "forward-looking" statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.

Contact:
AssuranceAmerica Corporation
Atlanta, Georgia
Renee A. Pinczes
770-952-0200 Ext. 105
770-984-0173 - Fax
RPinczes@aainsco.com

James Kautz or Todd Atenhan
EPOCH
888-917-5105
jkautz@epochfinancial.com